Exhibit 19.1
VF CORPORATION

INSIDER TRADING POLICY

Policies and Procedures for Protection of Confidential
Information and Prevention of Insider Trading

Revised October 24, 2023

    Federal and state securities laws prohibit any person who is aware of material non-public information about a company from trading in securities of that company. VF Corporation (“VF”) has adopted this Insider Trading Policy (the “Policy”) to help it meet its ethical, business and legal responsibilities to protect as valuable assets confidential and proprietary information developed by or entrusted to it. The Policy also is intended to protect directors and employees by preventing violations of the laws against insider trading and tipping by persons who possess material non-public information, which can expose such persons to severe criminal and civil liabilities, including treble damages, substantial monetary penalties and even imprisonment.

    By reason of their relationship with VF, directors and employees frequently may possess material non-public information. This Policy applies to VF directors and to employees of VF and its subsidiaries. VF may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material non-public information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

Policy Statement

    No director or employee or any other person subject to this Policy shall engage in transactions in any securities while in possession of material non-public information. Nor shall any such person communicate material non-public information to any person. The few, limited exceptions to these general policies are stated below.

Definitions

1.Securities.

For purposes of this Policy, “securities” means securities of VF or any other publicly traded company (such as those that might be the target of an acquisition by VF or might be about to enter into a contract with VF), and includes options and derivative securities that relate to publicly traded securities and other securities convertible into or exchangeable for publicly traded securities.

2.Material Information.
The question whether information is “material” is not always easily resolved. Generally speaking, information is “material” when:
there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities, or when the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available.

While it is not possible to define all categories of “material” information, some examples of information that ordinarily would be regarded as material are:
significant sales information or forecasts;
projections of future earnings or losses, or other earnings guidance;
changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
a pending or proposed significant merger, acquisition or tender offer;
a pending or proposed acquisition or disposition of a significant asset;
a pending or proposed joint venture of significant size or importance;
a company restructuring;
significant related party transactions;
a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
bank borrowings or other financing transactions out of the ordinary course;
the establishment of a repurchase program for VF securities;
major marketing changes;
a major change in management;
a change in auditors or notification that the auditor’s reports may no longer be relied upon;
development of a significant new product;
pending or threatened significant litigation, or the resolution of such litigation;
impending bankruptcy or the existence of severe liquidity problems;
the gain or loss of a significant customer or supplier;
a significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
the imposition of an event-specific restriction on trading in VF securities or the securities of another company or the extension or termination of such restriction.

These examples are by no means exclusive. Because materiality determinations often are challenged with the benefit of hindsight, if you have any doubt whether information is “material,” such doubt should be resolved in favor of not trading or communicating such information.

3. Non-public Information.

Information is “non-public” until it has been made available to investors generally. This typically occurs as the result of inclusion of such information in reports filed with the Securities and Exchange Commission (the “SEC”), the issuance of press releases by a company or the inclusion of such information in publications of general circulation, such as The Wall Street Journal or The New York Times.

Consequences of Not Complying

A director’s or employee’s actions with respect to matters governed by this Policy are significant indications of the individual’s judgment, ethics and competence. Accordingly, insensitivity to or disregard of the principles of this Policy may constitute an important element in the evaluation of a director or employee for retention, assignment and promotion. Any actions in violation of this Policy may be grounds for appropriate disciplinary action.

The SEC and other regulatory agencies aggressively investigate possible insider trading violations. Such agencies have sophisticated means to identify insider trading activity and also to identify relationships between persons who have traded before the announcement of material information and the insiders who may have “tipped” them. Violations are pursued vigorously and could result in significant fines and imprisonment. In all cases, the responsibility for determining whether you are in possession of material non-public information ultimately rests with you, and any action on the part of VF or the General Counsel pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws.

Policy Guidelines for All Directors and Employees

    In handling information obtained as a result of your relationship with VF, directors and employees are required to observe the following guidelines:

1.Non-disclosure of Material Non-public Information.

You must not disclose material non-public information or other confidential information to anyone, inside or outside of VF (including your family members), except for:

•Disclosure on behalf of VF or its subsidiaries, for purposes of meeting applicable disclosure obligations or to further the business interests of VF or its subsidiaries;
•Disclosure otherwise compelled by law or regulation; or
•Other disclosure, on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient.

2.Prohibited Trading in VF Securities.

You must abstain from engaging in any transactions in securities, whether of VF or any other company, while in possession of material non-public information regarding those securities. Transactions in VF securities include:

•buying, selling or gifting VF stock;
•cashless exercises of stock options, including exercising options by tendering already owned shares of VF stock or electing to have shares withheld by VF in connection with an exercise, vesting or settlement of an award; and
•initial elections, changes in elections or reallocation of funds related to employee benefit plans such as a 401(k) account.

Exceptions to this prohibition are limited to:

•Stock option exercises paid for with cash (i.e., in which no option shares are sold in the market or withheld by VF to cover the exercise price or withholding taxes);
•Share withholding for taxes relating to settlement of equity awards where such withholding and the settlement date are terms fixed before the material non-public information has arisen; and
•Transactions conducted pursuant to plans under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in accordance with the Company’s Guidelines for Rule 10b5-1 plans (“Rule 10b5-1 Plans”).

3.Blackout Periods.

VF has established quarterly “blackout” periods during which Covered Persons (as defined below) will not be permitted to engage in transactions in VF securities, subject only to the limited exceptions listed in Policy Guideline above (VF option exercises paid for with cash, pre-specified share withholding for equity awards and transactions conducted pursuant to Rule 10b5-1 Plans). This quarterly blackout period begins two weeks prior to the end of VF’s fiscal quarter or fiscal year and extends through the second business day following issuance of the earnings release for such fiscal quarter or fiscal year. VF’s General Counsel will deny any requests for transactions in VF securities (other than the excepted transactions) during these blackout periods. VF reserves the right to announce additional blackout periods if it determines that a blackout is appropriate under the circumstances.

4.“Tipping” Information to Others.

You could be held liable for communicating or “tipping” material non-public information to a third party who then trades on that information. Further, so long as you possess material non-public information about securities, you must refrain from recommending to any other person that they engage in any transactions in those securities.

5.Transactions by Family Members.

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and family members who do not live in your household but whose transactions in VF securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before trading in VF securities (“Family Members”). You are responsible for the transactions of Family Members and therefore should make them aware of the need to confer with you before they trade in VF securities. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

6.Transactions by Controlled Entities.

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (together with Family Members, “Related Persons”).

7.Twenty-Twenty Hindsight.

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how your transaction may be construed in hindsight.

Trading Procedures for Covered Persons

    VF requires that directors, executive officers and certain designated employees (collectively, “Covered Persons”) comply with additional procedures and restrictions applicable to transactions in VF securities.

    VF strongly encourages the ownership of VF stock by its directors and employees in amounts appropriate to their individual financial circumstances. Any trading (which, again, includes purchases, sales and bona fide gifts) or other transactions in VF securities must, however, be done in a manner consistent with the policies set forth above. In addition, in order to guard against any inadvertent, improper trading in VF stock, and to reduce the likelihood of even the appearance of any impropriety, this Policy requires designated persons, whose duties make it possible that at times they will be in possession of material non-public information regarding VF, to comply with the additional procedures and restrictions set forth below (the “Trading Procedures”).

    All Covered Persons and their Related Persons are subject to the Trading Procedures. VF’s General Counsel or another member of the Legal Department designated by the General Counsel will designate other VF officers and employees as Covered Persons. This designation may be revised from time to time by the General Counsel or his or her designee, who will give appropriate notice to affected officers and employees.

    The Trading Procedures applicable to a Covered Person are as follows:

1.Pre-Clearance.

You must notify VF’s General Counsel or his or her designee at least three business days before you or a Related Person acquires or disposes (including through a bona fide gift) of VF securities, initiates an exercise of a VF stock option or stock appreciation right or engages in any other transaction in VF securities. If you may have any material non-public information about VF, you must mention those circumstances to the General Counsel or his or her designee. VF may completely prohibit any proposed purchases, sales, bona fide gifts, option exercises or other transactions involving VF securities based on the potential existence of material non-public information or other issues that affect the proposed transaction. In addition, such pre-clearance will enable the legal department to assist you in identifying and meeting your other legal compliance obligations, such as (where applicable) Form 144 filings. If an approved transaction is not completed within the time frame approved by the General Counsel or his or her designee, additional pre-clearance must be obtained before proceeding with the transaction. Beginning on October 24, 2023, executive officers must seek approval from the General Counsel or his or her designee prior to any transfer of VF securities from the brokerage account maintained for the benefit of such officer by VF’s designated stock plan administrator.

2.Appropriate Trading Windows.

Covered Persons are strongly encouraged to restrict their trading activities to the 30-calendar-day “window” periods that begin two business days following the release by VF of its quarterly earnings results (or year-end results, as appropriate). Depending on the circumstances, other window periods appropriate for trading may occur following the wide dissemination of information on VF. For example, trading may be appropriate after the public filing of a prospectus that gives such information in connection with a new financing.

3.Post Transaction Notice.

A Covered Person who is a director or executive officer must give notice to the General Counsel or his or her designee of completion of any transaction in VF securities, in order that the General Counsel or his or her designee can help such person to meet his or her Form 4 reporting obligations. Such notice must be provided as promptly as possible (normally on the same day as the transaction) and include relevant details regarding the completed transaction.

4.Margining and Pledging Prohibited.

Covered Persons are prohibited from holding VF securities in a margin account or pledging VF securities as collateral for a loan. Securities held in a margin account or pledged as collateral for a loan may be sold without the borrower’s consent by the broker if the borrower fails to meet a margin call or by the lender in foreclosure if the borrower defaults on the loan. A margin or foreclosure sale that occurs when a director or employee is aware of material non-public information may, under some circumstances, result in unlawful insider trading.

5.Derivatives, Hedging and Short Sales Prohibited.

Covered Persons are prohibited from engaging in derivative securities and hedging transactions relating to VF securities or short selling (i.e., the sale of a security that the seller does not own) VF securities for their own account. Such transactions are viewed as short-term or speculative, can lead to inadvertent violations of the insider trading laws and, in some cases (such as short sales by directors and executive officers), may be subject to civil or criminal penalties. The prohibited transactions include trading in put or call options in which VF securities are the underlying security, purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, and exchange funds or entering into other monetization transactions that limit the Covered Person’s ability to profit from an increase in the market price of VF securities or provide an opportunity to profit from a decrease in the market price of VF securities and similar hedging transactions. However, transactions permitted under VF’s compensatory plans, including those relating to stock options or stock appreciation rights, are not prohibited by this Trading Procedure.

In addition to the above, directors and certain members of senior management are also subject to other requirements, including restrictions on the timing of transactions under Section 16 of the Exchange Act. These additional restrictions are summarized in a separate Memorandum from the General Counsel delivered to affected individuals.

    The Trading Procedures apply to Covered Persons while they are serving as directors, officers or employees of VF. Upon termination of service, a Covered Person is no longer subject to the Trading Procedures, although VF recommends that voluntary compliance continue for six months after termination. In such circumstances, the General Counsel or his or her designee will remain available to assist you in meeting your legal obligations, including any applicable Form 144 or Form 4 filing obligations.

                    Approved by the Board of Directors of
                    VF Corporation on October 24, 2023

VF CORPORATION

GUIDELINES FOR RULE 10B5-1 PLANS

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to the VF Corporation (“VF”) Insider Trading Policy must enter into a Rule 10b5-1 plan for transactions in VF securities that meets certain conditions specified in the rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in VF securities may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A Rule 10b5-1 Plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of VF’s financial results in a periodic report filed with the Securities and Exchange Commission (“SEC”) for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

A Rule 10b5-1 Plan must be approved by the General Counsel or another member of the Legal Department designated by the General Counsel and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan.

The following guidelines apply to all Rule 10b5-1 Plans:

•You may not enter into, modify or terminate a trading program during a blackout period or otherwise while you are aware of material nonpublic information.

•All Rule 10b5-1 Plans must have a duration of at least 6 months and no more than 2 years.

•For officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification of the Rule 10b5-1 Plan or (b) two business days following the disclosure of VF’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (VF’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (but in any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan).

•For persons other than officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification of a Rule 10b5-1 Plan.

•Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time.

•Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b5-1 Plan as a single transaction in any 12-month period.

•You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

•Officers and directors must include a representation to VF at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about VF or VF securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.

•You may not enter into any transaction in VF securities while the Rule 10b5-1 Plan is in effect.

VF and VF’s officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors of VF must undertake to provide any information requested by VF regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that VF deems to be appropriate under the circumstances.

Each director and officer understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.